Exhibit 10.1

RESTRICTED STOCK AWARD

Name: Dave Schaeffer	Cogent Communications Holdings, Inc.
Grant Date: February 24, 2021	2017 Incentive Award Plan (the “Plan”)

1.             Grant: Effective as of the Grant Date specified above you have been granted 84,000 (eighty-four thousand) Shares (“Time Vesting Shares”) and up to 105,000 (one hundred five thousand) performance-vesting Shares of (the “Performance Vesting Shares” and along with the Time Vesting Shares the “Restricted Shares”) of Cogent Communications Holdings, Inc. (the “Company”) subject to the vesting requirements described below. Defined terms used but not otherwise defined herein will have the meaning set forth in the Plan.

2.               Normal Vesting: You will become vested in 7,000 of the Time Vesting Shares on January 1, 2024 and in an additional 7,000 of the Time Vesting Shares on the first day of each month thereafter, with full vesting of 84,000 Time Vesting Shares completed on December 1, 2024. The Performance Vesting Shares shall vest on April 1, 2025 as follows:

(a) up to 35,000 of the Performance Vesting Shares shall vest only if the Company’s percentage rate of growth revenue, as set forth in the Company’s audited financial statements, (“Revenue Growth Rate”) for the performance period beginning April 1, 2021 through December 31, 2024 (the “Performance Period”) is positive. If Company’s Revenue Growth Rate for the Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) the Company’s actual Revenue Growth Rate, by (ii) the product of (x) the percentage growth in the revenue for the companies comprising the Nasdaq Telecommunications Index (“NTI”) measured from the beginning of the Performance Period against the revenue of the companies comprising the NTI at the end of the Performance Period and (y) 1.5, and then multiplying the resulting fraction by 28,000 (one-third of the target number of Performance Vesting Shares), provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (a) shall not exceed 35,000 Shares. If the Company’s Revenue Growth Rate for the Performance Period is less than zero then no Performance Vesting Shares subject to this clause (a) will vest. Revenue Growth Rate for the Company and the NTI shall be calculated using organic growth only, excluding any impact of any merger, acquisition or business combination. Any Performance Vesting Shares subject to this clause (a) which do not vest at the end of the Performance Period will be forfeited and cancelled;

(b) up to 35,000 of the Performance Vesting Shares shall vest only if the Company’s percentage growth rate in cash flow from operating activities, as set forth in the Company’s audited financial statements, (“Cash Flow Growth Rate”) during the Performance Period is positive. If Company’s Cash Flow Growth Rate for the Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) the Company’s actual Cash Flow Growth Rate, by (ii) the product of (x) the percentage growth rate in cash flow from operating activities for companies comprising the NTI at the beginning of the Performance Period as compared to the cash flow from operating activities of the companies comprising the NTI at the end of the Performance Period and (y) 2, and then multiplying the resulting fraction by 28,000 (one-third of the target number of Performance Vesting Shares), provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (b) shall not exceed 35,000 Shares. If the Company’s Cash Flow Growth Rate for the Performance Period is less than zero then no Performance Vesting Shares subject to this clause (b) will vest. Cash Flow Growth Rate for the Company and the NTI shall be calculated using organic growth only, excluding any impact of any merger, acquisition or business combination. Any Performance Vesting Shares subject to this clause (b) which do not vest at the end of the Performance Period will be forfeited and cancelled; and

(c) up to 35,000 of the Performance Vesting Shares shall vest on January 1, 2025 only if the Company’s total shareholder return (“TSR”) for the Performance Period is positive. If Company’s TSR is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing the Company’s TSR by the TSR of the NTI for the Performance Period and multiplying that percentage by 28,000 (the target number of Performance Vesting Shares); provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (c) shall not exceed 35,000 Shares. If the Company’s TSR for the Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (c) will vest. Any Performance Vesting Shares subject to this clause (c) which do not vest at the end of the Performance Period will be forfeited and cancelled. TSR is calculated by comparing an amount invested in the Company to the same amount invested in the NTI at the beginning of the performance period with all dividends reinvested during the performance. In calculating the TSR the average stock price of the Company’s stock in the 20 trading days prior to the measurement dates shall be used.

3.             Accelerated Vesting: Notwithstanding Section 2, vesting in the Restricted Shares upon the following events will be treated as follows:

(a)               Upon the termination of your employment by reason of death, or disability you will fully vest in all unvested Time Vesting Shares and 84,000 of Performance Vesting Shares. Upon termination of your employment due to retirement you will fully vest in all Time Vesting Shares and upon expiration of the Performance Period you will vest in any Performance Vesting Shares in accordance with Section 2 based on actual performance through and at the end of the Performance Period.

(b)              If your employment is terminated entitling you to severance under the terms of your employment agreement either prior to a Change in Control or more than six months after a Change in Control, then you will vest in (i) the number of Time Vested Shares you would have vested in had you remained employed during the severance period, which is the number of months used to calculate severance under your employment agreement( e.g. 6 months or 12 months) and (ii) at the end of the Performance Period you will vest in the number of Performance Vesting Shares that vest in accordance with Section 2 above based on actual performance through and at the end of the Performance Period, but pro-rated based on the number of days elapsed from the beginning of the Performance Period through the last day of your severance period.

(c)               Immediately prior to a Change in Control the Performance Period will end and the number of Performance Vesting Shares in which you will be eligible to vest in will be determined based on Revenue Growth Rate and Cash Flow Growth Rate through the most recently publicly reported fiscal quarter ending prior to the Change in Control and TSR through the date of the Change in Control provided you remain employed through January 1, 2024; provided, however, you will be fully vested in such number of Performance Vesting Shares and fully vested in your unvested Time Vested Shares (i) if during the six months following the Change of Control the Company terminates your employment without cause (as defined in your employment agreement with the Company) or you terminate your employment for Good Reason (as defined in your employment agreement with the Company) or (ii) as otherwise provided in Section 3(a) above treating the Performance Vesting Shares which vest under the provisions of this Section 3(c) as Time Vesting Shares for such purposes.

4.             Nontransferable: The Restricted Shares or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Shares may be permitted for estate planning purposes with the prior written consent of the Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Shares had in your hands.

5.             Dividends/Voting: You will be entitled to vote the Restricted Shares. However, you will only be entitled to receive any dividends that are paid on shares of the Restricted Shares once they are vested. Any dividends paid on unvested Restricted Shares shall be held by the Company, without interest thereon and paid to you at the time the Restricted Shares on which such dividends were paid vest.

6.             Certificates: The Company shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the shares of Restricted Shares vest. You agree to give to the Company a stock power, except for voting rights, for all unvested Restricted Shares. If issued, each such certificate will bear such legends as the Company may determine.

7.             No Other Rights: The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Shares under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

8.             Miscellaneous: The shares of Restricted Shares are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9.             280G: Notwithstanding anything in this Agreement to the contrary, if the acceleration of vesting and any other payments to be made you (a “Payment”) would (i) constitute a “parachute payment” under Section 280G of the Code and (ii) but for this Section 9 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (A) such Payments shall be reduced to the maximum amount that could be paid to you without any portion of the Payment (after reduction) being subject to the Excise Tax, or (B) the entire Payment, shall be paid if after taking into account all applicable federal, state and local taxes and the Excise Tax would provide a more favorable net after tax benefit to you (i.e., because the after tax proceeds to you of the reduced Payments and other benefits under this Agreement would exceed the after tax proceeds to you of Payments in the absence of any reduction, taking into account the Excise Tax applicable to such Payments). If a reduction in a Payment is to be made under clause (ii)(A), then the reduction will be made as determined by the Company in a manner that results in your retaining the largest amounts of Payments which are payable in cash or equity at or as close to the event giving rise to the change in control as possible, such as by first reducing your rights to any Payments that are contingent upon the occurrence of later events (such as severance). Any determination of whether any portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G(b) of the Code, shall be made by a nationally recognized accounting firm selected by the Company, which may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 9.

Cogent Communications Holdings, Inc.

By:	/s/ John Chang
John Chang on behalf of the Board of Directors and the Compensation Committee

4